SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

WALGREEN CO.

(Exact name of registrant as specified in its charter)

Illinois	1-604	36-1924025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

108 Wilmot Road, Deerfield, Illinois	60015
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (847) 315-2500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 5, 2014, Walgreen Co. (the “Company”) and JANA Partners LLC (“JANA”) entered into a Nomination and Support Agreement (the “Agreement”). In accordance with the Agreement, on September 5, 2014, the Board of Directors of the Company (the “Board”) appointed Barry Rosenstein of JANA to the Board. In addition, the Company agreed to nominate Mr. Rosenstein for election to the Board at the 2015 annual meeting of shareholders. JANA has agreed to cause Mr. Rosenstein to promptly resign from the Board at such time as JANA and its affiliates and controlled associates cease to collectively beneficially own a net long position of at least 6,250,000 shares of the Company’s common stock or commit an uncured material breach of the Agreement.

Under the Agreement, the Company and JANA will cooperate to agree on a director recommended by JANA who is independent of both JANA and the Company and reasonably acceptable to the Company to appoint to the Board as promptly as practicable (the “Additional Independent Director”). Following the Additional Independent Director’s appointment to the Board (if prior to the Company’s 2015 annual meeting of shareholders), the Company has agreed to nominate such director for election to the Board at the 2015 annual meeting of shareholders.

Pursuant to the Agreement, on September 5, 2014, the Board also appointed Mr. Rosenstein to the Finance Committee of the Board. In addition, upon completion of the Company’s previously announced second step acquisition of Alliance Boots GmbH, Mr. Rosenstein will be appointed to a new strategy committee of the Board. The Company has also agreed to use reasonable best efforts to appoint the Additional Independent Director to the Nominating and Governance Committee and the Audit Committee of the Board concurrently with such person’s appointment to the Board, subject to the Additional Independent Director’s agreement and to the approval (not to be unreasonably withheld) of the Nominating and Governance Committee based on his or her experience and qualifications and the needs and composition of the Board and the committees of the Board at the time. In the event that one or more Board vacancies occur (other than with respect to Mr. Rosenstein’s or the Additional Independent Director’s seats) before the later of (x) the Company’s 2016 annual meeting of shareholders and (y) Mr. Rosenstein no longer serving on the Board, the Company is not required to fill the vacancies; however, if the Board in its discretion determines to fill one or more such vacancy, the first replacement director will be an individual mutually agreed between the Company and JANA and independent of both.

Under the Agreement, JANA is subject to certain standstill restrictions until the later of forty-five days prior to the advance notice deadline for the Company’s 2016 annual meeting of shareholders and fifteen days after Mr. Rosenstein is no longer a member of the Board, subject to early termination of the standstill period in the event of an uncured material breach of the Agreement by the Company. The standstill period will be extended if the Company voluntarily agrees to nominate Mr. Rosenstein at the 2016 annual meeting of shareholders, and any successive annual meeting of shareholders, and Mr. Rosenstein agrees to serve as a director nominee. During the standstill period, JANA is subject to customary standstill and voting obligations, including, among other things, that JANA and its affiliates and controlled associates will not acquire beneficial ownership of or an economic interest in more than 4.9% of the Company’s outstanding common stock or participate in a proxy solicitation, and will vote all voting securities which they are entitled to vote in favor of all incumbent directors nominated by the Board and in accordance with the recommendation of the Board on other matters, other than certain specified matters.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Agreement filed as Exhibit 99.1 hereto and incorporated herein by reference.

In conjunction with the Agreement, the Company and JANA have also entered into a Confidentiality Agreement, a copy of which is attached as an exhibit to the Agreement and incorporated herein by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) The information set forth under Item 1.01 of this Form 8-K is incorporated herein by reference.

Barry Rosenstein, age 55, has served as Co-Founder and Managing Partner of JANA Partners LLC since 2001. He served as a director of Convergys Corp., a provider of relationship management solutions, from February 2009 to April 2011, and of Copart, Inc., a provider of online auctions and vehicle remarketing services, from September 2007 to December 2009.

Except for the Agreement, there were no arrangements or understandings pursuant to which Mr. Rosenstein was appointed to the Board, and since the beginning of the last fiscal year, there have been no related party transactions between the Company and Mr. Rosenstein that would be reportable under Item 404(a) of Regulation S-K.

Mr. Rosenstein’s compensation for service as a non-employee director will be consistent with that of the Company’s other non-employee directors, subject to proration to reflect the commencement date of his service on the Board. The non-employee director compensation program is described under the caption “Director Compensation” in the Company’s proxy statement for its January 8, 2014 Annual Meeting of Shareholders filed with the Securities and Exchange Commission on November 25, 2013.

Item 8.01. Other Events.

On September 8, 2014, the Company issued a press release announcing the Agreement and related matters. A copy of the press release is attached hereto as Exhibit 99.2 and incorporated in this Item 8.01 by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits. The following exhibits are provided as part of this Form 8-K:

Exhibit	Description

99.1	Nomination and Support Agreement, dated as of September 5,2014, between JANA Partners LLC and Walgreen Co.

99.2	Walgreen Co. press release issued on September 8, 2014

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WALGREEN CO.

Date: September 8, 2014	By:	/s/ Jan S. Reed
	Title:	Vice President, Deputy General Counsel and Assistant Secretary